Exhibit 3.5

State of Delaware Secretary of State Division of Corporations Delivered 01:03 PM 06/06/2012 FILED 01:03 PM 06/06/2012 SRV 120708937 - 2688848 FILE

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THOMSON REUTERS (HEALTHCARE) INC.

JUNE 6, 2012

Thomson Reuters (Healthcare) Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

FIRST. The board of directors of the Corporation duly adopted a resolution setting forth and declaring advisable this amendment of Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation so that, as amended, such Article shall read as follows:

“FIRST. The name of the corporation is Truven Health Analytics Inc. (the “Corporation”).”

SECOND. In lieu of a vote of stockholders, written consent to the foregoing amendment has been given by the holders of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and such amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by an authorized officer as of the date first written above.

THOMSON REUTERS (HEALTHCARE) INC.

By:	/s/ Andra Heller
Name: Andra Heller
Title: Secretary and General Counsel

[Signature Page to Certificate of Amendment of Certificate of Incorporation of Thomson Reuters (Healthcare) Inc.]